Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of The PNC Financial Services Group, Inc. of our report dated February 21, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The PNC Financial Services Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
October 7, 2025